EXHIBIT 11
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

The Company has computed and presented earnings per share ("EPS") in accordance with Statement of Financial Accounting Standards No. 128. Reconciliation of the numerators and the denominators of the basic and diluted per share computation for net income are as follows:

                                                                     (unaudited)
                                                                Income        Shares       Per-Share
                                                              (Numerator)  (Denominator)
                                                              --------------------------
Amount
------
Three months ended March 31, 2009
   Basic EPS
      Net income and income available to common shareholders   $1,081,175    1,685,861
      Less:
         Preferred stock dividend                                  14,693            0
                                                               ----------   ----------
         Net income available to common shareholders            1,066,482    1,685,861      $   .63
      Effect of dilutive securities, options                            0            0
                                                               ----------   ----------
   Diluted EPS
      Income available to common shareholders and assumed
         conversions                                           $1,066,482    1,685,861      $   .63
                                                               ==========   ==========

Three months ended March 31, 2008
   Basic EPS
      Net income and income available to common shareholders   $1,080,934    1,685,021      $   .64
      Effect of dilutive securities, options                            0            0
                                                               ----------   ----------
   Diluted EPS
      Income available to common shareholders and assumed
         conversions                                           $1,080,934    1,685,021      $   .64
                                                               ==========   ==========




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